UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 7, 2007

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 - Costs Associated With Exit or Disposal Activities

On September 7, 2007, the Board of Directors of Electronic Data Systems Corporation ("EDS") authorized the commencement of an early retirement offer to approximately 12,000 eligible United States employees (the "ERO").  EDS announced the ERO to its employees on September 11, 2007, and eligible employees must notify EDS of their acceptance of the ERO not later than October 30, 2007.  Eligible employees accepting the ERO will receive an enhanced benefit equal to five times the annual credits (excluding interest credits) made to the EDS Retirement Plan and, if applicable, the Benefit Restoration Plan on their behalf from July 1, 2006 through June 30, 2007, plus $10,000 from the EDS Retirement Plan.

EDS expects the ERO to result in a charge to earnings in the fourth quarter of 2007, substantially all of which is attributable to the enhanced retirement benefit features of the ERO.  Because substantially all of the ERO cash expenditures will be funded by the EDS Retirement Plan, EDS does not expect the ERO to result in any material cash expenditures in the future based on the funded status of that plan.  Accordingly, the charge to earnings attributable to the ERO is not expected to adversely impact EDS' free cash flow, but was not reflected in EDS' previously issued guidance for 2007 adjusted earnings per share.  EDS can not determine the final amount of this charge until after the ERO election period ends on October 30, 2007.  EDS currently estimates such charge may be in the range of $70 to $130 million, although the final amount may be greater or less than such range depending principally on the number of employees accepting the ERO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

September 12, 2007                                                                                                 By:    /S/ STORROW M. GORDON

                                                                                                                                          Storrow M. Gordon

                                                                                                                                          Executive Vice President

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